Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2019 RESULTS

•	First quarter net income attributable to Rayonier of $24.8 million ($0.19 per share) on revenues of $191.5 million

•	First quarter operating income of $38.5 million and Adjusted EBITDA of $79.0 million

•	First quarter cash provided by operations of $70.9 million and cash available for distribution (CAD) of $62.2 million
WILDLIGHT, FL — May 1, 2019 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $24.8 million, or $0.19 per share, on revenues of $191.5 million. This compares to net income attributable to Rayonier of $40.5 million, or $0.31 per share, on revenues of $203.2 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2019		March 31, 2018
	$	EPS	$	EPS

Revenues	$191.5		$203.2

Net income attributable to Rayonier	$24.8	$0.19	$40.5	$0.31

First quarter operating income was $38.5 million versus $57.1 million in the prior year period. First quarter Adjusted EBITDA1 was $79.0 million versus $93.2 million in the prior year period. The following table summarizes operating income and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2019	2018	2019	2018
Southern Timber	$21.5	$12.2	$41.2	$28.2
Pacific Northwest Timber	(3.7)	4.7	3.1	14.2
New Zealand Timber	15.7	16.0	22.0	21.7
Real Estate	10.0	28.1	17.4	32.7
Trading	0.5	0.1	0.5	0.1
Corporate and other	(5.5)	(4.0)	(5.2)	(3.7)
Total	$38.5	$57.1	$79.0	$93.2

Cash provided by operating activities was $70.9 million versus $78.2 million in the prior year period. Cash available for distribution (CAD)1 of $62.2 million decreased $15.0 million versus the prior year period primarily due to lower Adjusted EBITDA1 ($14.2 million), higher capital expenditures ($0.9 million) and higher cash taxes paid ($0.4 million), partially offset by lower cash interest paid ($0.5 million).

“We are pleased with our strong start to 2019, particularly in our Southern Timber segment,” said David Nunes, President and CEO. “Southern Timber results increased significantly versus the prior year quarter driven by a 23% increase in harvest volumes and a 3% increase in weighted-average stumpage prices, as both pricing and removals benefited from wet weather conditions. Pacific Northwest Timber results declined versus the

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

prior year quarter driven by 25% lower harvest volumes and 18% lower delivered sawtimber prices, reflecting reduced export demand due to continued market uncertainty with respect to the U.S.-China trade dispute. New Zealand Timber results were relatively flat versus the prior year quarter, as an 8% increase in harvest volumes was largely offset by higher costs. In total, our three timber segments generated Adjusted EBITDA of $66.3 million in the first quarter versus $64.1 million in the prior year quarter. Real Estate results in the first quarter declined to a more normalized level relative to the prior year quarter, as the prior year quarter included a significant Non-strategic / Timberland sale.”
Southern Timber
First quarter sales of $60.8 million increased $17.2 million, or 40%, versus the prior year period. Harvest volumes increased 23% to 1.94 million tons versus 1.57 million tons in the prior year period due to low mill inventories and wet weather conditions driving accelerated stumpage removals on harvestable tracts. Average pine sawtimber stumpage prices were relatively flat at $26.38 per ton versus $26.31 per ton in the prior year period, as price increases in certain regions were largely mitigated by geographic mix. Average pine pulpwood stumpage prices increased 5% to $17.94 per ton versus $17.11 per ton in the prior year period, driven primarily by limited supply due to persistent wet weather. Overall, weighted-average stumpage prices (including hardwood) increased 3% to $21.03 per ton versus $20.32 per ton in the prior year period. Operating income of $21.5 million increased $9.3 million versus the prior year period as a result of higher volumes ($3.6 million), higher net stumpage prices ($1.4 million) and higher non-timber income ($4.5 million), partially offset by higher overhead expenses ($0.2 million).
First quarter Adjusted EBITDA1 of $41.2 million was $13.0 million above the prior year period.
Pacific Northwest Timber
First quarter sales of $20.5 million decreased $10.9 million, or 35%, versus the prior year period. Harvest volumes decreased 25% to 283,000 tons versus 379,000 tons in the prior year period, as we reduced harvest levels in response to softer market conditions due to lower export demand and weaker U.S. lumber markets. Average delivered sawtimber prices decreased 18% to $78.47 per ton versus $95.45 per ton in the prior year period, while average delivered pulpwood prices increased 1% to $45.15 per ton versus $44.52 per ton in the prior year period. The decrease in delivered sawtimber prices was driven by uncertainty in the export market resulting from the ongoing trade dispute between the U.S. and China as well as weaker U.S. lumber markets. The increase in delivered pulpwood prices was driven primarily by geographic mix. Operating loss of $3.7 million versus operating income of $4.7 million in the prior year period was primarily due to lower net stumpage prices ($6.1 million), lower volumes ($1.9 million), higher overhead and other costs ($0.3 million) and lower non-timber income ($0.4 million), partially offset by lower depletion rates ($0.3 million).
First quarter Adjusted EBITDA1 of $3.1 million was $11.1 million below the prior year period.
New Zealand Timber
First quarter sales of $57.1 million increased $4.1 million, or 8%, versus the prior year period. Volumes increased 8% to 604,000 tons versus 558,000 tons in the prior year period. Average delivered prices for export sawtimber decreased 1% to $116.24 per ton versus $117.70 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 4% to $83.42 per ton versus $87.02 per ton in the prior year period. The decrease in export sawtimber prices was primarily due to increased competition from lower- cost lumber imports and alternative species. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.68 per NZ$1.00 versus US$0.72 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 2% from the prior year period. Operating income of $15.7 million decreased $0.3 million versus the prior year period as a result of lower net stumpage prices ($0.9 million), higher road maintenance costs ($0.4 million), higher depletion rates ($0.5 million) and unfavorable foreign exchange impacts ($0.2 million), partially offset by higher volumes ($1.5 million) and higher non-timber income ($0.2 million).
First quarter Adjusted EBITDA1 of $22.0 million was $0.3 million above the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Real Estate
First quarter sales of $21.0 million decreased $15.1 million versus the prior year period, while operating income of $10.0 million decreased $18.1 million versus the prior year period due to a lower number of acres sold (5,679 acres sold versus 8,225 acres sold in the prior year period) and a decrease in weighted-average prices ($3,687 per acre versus $4,387 per acre in the prior year period).
Improved Development sales of $0.3 million in the Wildlight development project consisted of eight residential lots ($42,688 per lot or $292,000 per acre). This compares to prior year period sales of $1.1 million, which consisted of 2.1 acres of commercial property for $0.6 million ($283,000 per acre) and nine residential lots for $0.5 million ($60,000 per lot or $278,000 per acre).
Unimproved Development sales of $1.0 million consisted of a seven-acre tract in Bryan County, Georgia for $145,773 per acre. This compares to prior year period sales of $7.4 million, which consisted of a 494-acre tract in Nassau County, Florida for $10,000 per acre and a 131-acre tract in St. John’s County, Florida for $19,195 per acre.
Rural sales of $12.7 million consisted of 3,338 acres at an average price of $3,794 per acre. This compares to prior year period sales of $1.7 million, which consisted of 415 acres at an average price of $3,977 per acre.
Non-strategic / Timberland sales of $6.9 million consisted of 2,333 acres at an average price of $2,972 per acre. This compares to prior year period sales of $25.8 million, which consisted of 7,181 acres at an average price of $3,599 per acre.
First quarter Adjusted EBITDA1 of $17.4 million was $15.3 million below the prior year period.
Trading
First quarter sales of $32.1 million decreased $7.1 million versus the prior year period primarily due to lower volumes. Sales volumes decreased 18% to 281,000 tons versus 341,000 tons in the prior year period. Operating income and Adjusted EBITDA1 of $0.5 million increased $0.4 million versus the prior year period, primarily driven by increased volume from higher-margin stumpage blocks purchased from third parties.
Other Items
First quarter corporate and other operating expenses of $5.5 million increased $1.5 million versus the prior year period due to higher legal and overhead costs ($0.9 million) and the prior year first quarter income from the sale of unused Internet Protocol addresses ($0.6 million).
First quarter interest expense of $7.7 million decreased $0.4 million versus the prior year period due to lower average debt outstanding.
First quarter income tax expense of $4.3 million decreased $2.6 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Based on our strong start to 2019, we are on track to achieve our full-year Adjusted EBITDA guidance,” added Nunes. “In our Southern Timber segment, we expect to achieve our full-year volume guidance, although we anticipate lower quarterly harvest volumes for the remainder of the year, as we experienced above average stumpage removals in the first quarter. We continue to expect that average pricing in Southern Timber will improve modestly, with price increases in certain regions moderated by geographic mix on a weighted-average basis. In our Pacific Northwest Timber segment, we expect to achieve our full-year volume guidance with increased harvest volumes in the second half of the year, while we anticipate that any prospective pricing improvements will be largely dependent on a resolution of the U.S.-China trade dispute. In our New Zealand Timber segment, we similarly expect to achieve our full-year volume guidance with increased quarterly harvest volumes for the balance of the year, while we continue to expect that year-over-year pricing will be relatively stable with some fluctuations from quarter to quarter. In our Real Estate segment, we are on track to achieve our full-year Adjusted EBITDA guidance, although quarterly results may vary.”

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Conference Call
A conference call and live audio webcast will be held on Thursday, May 2, 2019 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, May 9, 2019 by dialing 888-567-0446 (domestic) or 203-369-3885 (international), passcode: 5022019.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (409,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2019 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
SALES	$191.5	$166.1	$203.2
Costs and Expenses
Cost of sales	(143.3)	(139.1)	(138.5)
Selling and general expenses	(9.8)	(10.6)	(9.0)
Other operating income (expense), net	0.1	(1.4)	1.4
OPERATING INCOME	38.5	15.0	57.1
Interest expense	(7.7)	(8.1)	(8.1)
Interest and other miscellaneous income, net	1.3	0.5	0.6
INCOME BEFORE INCOME TAXES	32.1	7.4	49.6
Income tax expense	(4.3)	(2.8)	(6.9)
NET INCOME	27.8	4.6	42.7
Less: Net income attributable to noncontrolling interest	(3.0)	(2.6)	(2.2)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$24.8	$2.0	$40.5
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.19	$0.02	$0.31
Diluted earnings per share attributable to Rayonier Inc.	$0.19	$0.02	$0.31

Weighted Average Common Shares used for determining
Basic EPS	129,172,925	129,158,030	128,801,210
Diluted EPS	129,750,281	129,736,352	129,552,397

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2019 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$154.6	$148.4
Other current assets	76.3	59.5
Timber and timberlands, net of depletion and amortization	2,395.6	2,401.3
Higher and better use timberlands and real estate development investments	76.3	85.6
Property, plant and equipment	31.0	30.7
Less - accumulated depreciation	(8.5)	(7.9)
Net property, plant and equipment	22.5	22.8
Restricted cash	9.9	8.1
Right-of-use asset	105.7	—
Other assets	43.3	55.0
	$2,884.2	$2,780.7
Liabilities and Shareholders’ Equity
Other current liabilities	78.3	63.5
Long-term debt	972.7	972.6
Lease liability	95.0	—
Other non-current liabilities	97.0	90.0
Total Rayonier Inc. shareholders’ equity	1,542.6	1,556.9
Noncontrolling interest	98.6	97.7
Total shareholders’ equity	1,641.2	1,654.6
	$2,884.2	$2,780.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2019 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2018	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	40.5	—	2.2	42.7
Dividends ($0.25 per share)	—	—	(32.6)	—	—	(32.6)
Issuance of shares under incentive stock plans	204,336	5.4	—	—	—	5.4
Stock-based compensation	—	1.2	—	—	—	1.2
Other (a)	(811)	—	—	24.1	2.3	26.4
Balance, March 31, 2018	129,174,301	$878.9	$715.3	$37.5	$104.4	$1,736.1

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments and mark-to-market adjustments of qualifying cash flow hedges.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2019 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2019	2018
Cash provided by operating activities:
Net income	$27.8	$42.7
Depreciation, depletion and amortization	36.5	34.5
Non-cash cost of land and improved development	4.0	1.6
Other items to reconcile net income to cash provided by operating activities	6.8	14.7
Changes in working capital and other assets and liabilities	(4.2)	(15.3)
	70.9	78.2
Cash used for investing activities:
Capital expenditures	(14.1)	(13.2)
Real estate development investments	(1.7)	(2.3)
Purchase of timberlands	(12.3)	—
Other	2.3	(2.1)
	(25.8)	(17.6)
Cash used for financing activities:
Net decrease in debt, net of issuance costs	—	(29.4)
Dividends paid	(34.9)	(32.1)
Proceeds from the issuance of common shares under incentive stock plan	0.6	5.4
Other	(3.6)	—
	(37.9)	(56.1)
Effect of exchange rate changes on cash and restricted cash	0.8	0.8
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	8.0	5.3
Balance, beginning of year	156.5	172.4
Balance, end of period	$164.5	$177.7

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2019 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Sales
Southern Timber	$60.8	$38.7	$43.6
Pacific Northwest Timber	20.5	18.4	31.4
New Zealand Timber	57.1	60.1	53.0
Real Estate	21.0	16.5	36.1
Trading	32.1	32.4	39.2
Total sales	$191.5	$166.1	$203.2

Operating income (loss)
Southern Timber	$21.5	$7.2	$12.2
Pacific Northwest Timber	(3.7)	(4.1)	4.7
New Zealand Timber	15.7	12.6	16.0
Real Estate	10.0	4.6	28.1
Trading	0.5	0.3	0.1
Corporate and Other	(5.5)	(5.6)	(4.0)
Operating income	$38.5	$15.0	$57.1

Adjusted EBITDA (a)
Southern Timber	$41.2	$21.2	$28.2
Pacific Northwest Timber	3.1	2.0	14.2
New Zealand Timber	22.0	19.3	21.7
Real Estate	17.4	12.4	32.7
Trading	0.5	0.3	0.1
Corporate and Other	(5.2)	(5.3)	(3.7)
Adjusted EBITDA	$79.0	$49.9	$93.2

(a)	Adjusted EBITDA is a non-GAAP measure. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2019 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2019	2018
Cash Provided by Operating Activities	$70.9	$78.2
Working capital and other balance sheet changes	5.4	12.2
Capital expenditures (a)	(14.1)	(13.2)
Cash Available for Distribution (b)	$62.2	$77.2

Net Income	$27.8	$42.7
Interest, net and miscellaneous income	6.7	7.7
Income tax expense	4.3	6.9
Depreciation, depletion and amortization	36.5	34.5
Non-cash cost of land and improved development	4.0	1.6
Non-operating income	(0.3)	(0.2)
Adjusted EBITDA (c)	$79.0	$93.2
Cash interest paid (d)	(2.1)	(2.6)
Cash taxes paid	(0.6)	(0.2)
Capital expenditures (a)	(14.1)	(13.2)
Cash Available for Distribution (b)	$62.2	$77.2

Cash Available for Distribution (b)	$62.2	$77.2
Real estate development investments	(1.7)	(2.3)
Cash Available for Distribution after real estate development investments	$60.5	$74.9

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2019
Operating income (loss)	$21.5	($3.7)	$15.7	$10.0	$0.5	($5.5)	$38.5
Depreciation, depletion and amortization	19.7	6.8	6.3	3.3	—	0.3	36.5
Non-cash cost of land and improved development	—	—	—	4.0	—	—	4.0
Adjusted EBITDA	$41.2	$3.1	$22.0	$17.4	$0.5	($5.2)	$79.0

December 31, 2018
Operating income (loss)	$7.2	($4.1)	$12.6	$4.6	$0.3	($5.6)	$15.0
Depreciation, depletion and amortization	14.0	6.1	6.7	1.3	—	0.3	28.4
Non-cash cost of land and improved development	—	—	—	6.5	—	—	6.5
Adjusted EBITDA	$21.2	$2.0	$19.3	$12.4	$0.3	($5.3)	$49.9

March 31, 2018
Operating income	$12.2	$4.7	$16.0	$28.1	$0.1	($4.0)	$57.1
Depreciation, depletion and amortization	16.0	9.5	5.7	3.1	—	0.3	34.5
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$28.2	$14.2	$21.7	$32.7	$0.1	($3.7)	$93.2

(a)	Capital expenditures exclude timberland acquisitions of $12.3 million during the three months ended March 31, 2019.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

F

(c)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, Large Dispositions and non-operating income and expense. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

(d)	Cash interest paid is presented net of patronage refunds received of $3.9 million and $3.7 million for the three months ended March 31, 2019 and March 31, 2018, respectively.

F